Post Holdings Second Quarter Fiscal Year 2014 Earnings Conference Call Script - May 9, 2014

Participants

•	Brad Harper - Investor Relations

•	Terence E. Block - President and Chief Operating Officer

•	Robert V. Vitale - Chief Financial Officer

Script
Operator
Welcome to Post Holdings second quarter 2014 earnings conference call and webcast.
Hosting the call today from Post are Terry Block, President and Chief Operating Officer and Rob Vitale, Chief Financial Officer.
Today’s call is being recorded and will be available for replay beginning at 12:00 pm EDT. The dial in number is (800) 585-8367 and the passcode is: 35900562.
At this time, all participants have been placed in a listen-only mode. It is now my pleasure to turn the floor over to Brad Harper, Investor Relations of Post Holdings for introductions. Sir, you may begin.
Brad Harper - Investor Relations
Thank you and good morning. Welcome to the Post Holdings’ conference call where we will discuss results for the second quarter of fiscal 2014. With me today are Terry Block, our President and COO, and Rob Vitale, our CFO.
We will not be taking questions after our prepared remarks today. The press release that supports these remarks is posted on our website at www.postholdings.com.
Before we continue, I would like to remind you that this call will contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties which should be carefully considered by investors as actual results could differ materially from these forward looking statements. For more information, please visit the SEC filings page in the Investor Relations section of our website.
These statements speak only as of the date of this call and management undertakes no obligation to update or revise these statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. As a reminder, this call is being recorded for audio replay. And finally, this call will discuss certain non-GAAP measures. For a reconciliation of non-GAAP measures to the nearest GAAP measure, see our press release issued yesterday and the last 8-K we filed on March 10, 2014, each posted on our website.
With that, I will turn the call over to Terry.
Terence E. Block - President and Chief Operating Officer
Good morning and thank you for joining us on our earnings call. We’ll review the status of the business for the second quarter and for the first six-months ended March 31, 2014. In the last twelve months, Post Holdings has been transformed into a more diverse, consumer packaged goods holding company, competing in categories with more dynamic growth prospects, driven by large secular themes: 1) portability and convenience; 2) changes in diet - toward protein and more organic and natural products; and 3) a shift in breakfast-eating occasions away from home. Post’s investments in active nutrition, nut butters, organic and natural foods, and the announced Michael Foods acquisition positions Post to benefit from these themes.
Our second quarter recorded consolidated net sales of $438.0MM, an increase of $189.8MM versus Q2 last year. Post Foods RTE cereal business recorded net sales of $239.5MM for the quarter, a decline of $5.9MM, or 2.4%. The quarterly shipment performance was against a challenged RTE cereal category as measured by Nielsen that experienced dollar consumption declines of 4.8% for the same quarter. It’s worth noting that a contributing factor to both the category’s and Post’s performance is a reduction in category promotional efficiencies resulting in lower volumetric lift for promotional dollars. Net sales from acquisitions was split $22.2MM, $70.6MM, and $105.7MM, between Attune Foods, Active Nutrition, and Post Private Brands, respectively. I’ll touch on each group’s performance later.
For the first six months, consolidated net sales were $735.0MM, an increase of $249.9MM, versus the same period last year. Post RTE cereal sales of $476.4MM declined 1.2%, or $5.9MM. This performance was against a category backdrop that declined 4.4%, as measured by Nielsen for the same period. Contributing to overall growth were sales contributions of $45.4MM, $107.8MM, and $105.7MM split between Attune Foods, Active Nutrition, and Post Private Brands, respectively.
The Post Foods business showed continued consumption progress in Q2, outpacing the category and delivering strong year-over-year share increases. Dollar share increased .9 points to 11.3% in Q2 due to improved demand generation efforts, increased distribution of new items, and higher promotion frequency versus year ago. Pound and package share also increased, 1.0 and .7 points, respectively, as we saw a continued reversal of the multi-year share declines. In total, Post is growing share in nearly all of our brands, a strong signal that the turn-around efforts are having an impact. Now let’s take a look at the performance of several of our key brands.
HBO, our largest brand, showed continued encouraging share progress. HBO grew dollar share driven by improved execution of fundamentals, including pricing, shelving and merchandising. Core flavors were up 1.3% as efforts to drive distribution gains on larger sizes delivered share gains. Year-over-year base dollar share growth continues to strengthen. Pebbles continued its share and revenue growth in Q2, increasing .6 dollar share points. These gains were driven in significant part by the launch of Pebbles in large bags, but it’s notable that the core box business also grew. The Poppin’ Pebbles launch has been encouraging with velocities higher than anticipated and with upside potential for broader distribution. Pebbles has demonstrated strong growth fiscal year-to-date across both dollars and units, increasing 11.3% in dollars and 4.9% in units. While the category remains challenged, we remain encouraged by the progress at Post Foods. We have successfully transitioned from share declines to share stabilization and now to share growth. We continue to focus on demand generation efforts, improving critically important fundamentals, and working to bring more incremental innovation to the category starting with the limited introduction of three flavors of Post Goodness-To-Go, 15-gram protein shakes, in May 2014. These products, based on our studies, have taste-tested better than others available in the breakfast aisle. Their development borrowed from the taste profile knowledge that exists within our Active Nutrition business.
Improvements in both Post Foods short- and long-term cost structure have also been a focus area over the past two years. The previously announced Modesto plant closure is on schedule and is expected to be completed in August 2014. This closure is expected to deliver $14MM in annualized cost savings, with approximately 20% accruing in the back half of FY14. Additional projects are in various stages of assessment and development that, when implemented beginning in FY15, are expected to generate an additional $10MM in cost savings across the product supply network. We expect the back six months of FY14 to experience modest net deflation in commodities in the Post Foods segment. Net, we expect to experience improved gross margins in the Post Foods segment as we move through the back half of FY14.
Attune Foods, for the second quarter, achieved net sales of $22.2MM, 7.8% ahead of the prior year pre-acquisition quarter. The results were driven by strength in organic, non-GMO, gluten-free cereals especially, Peace, Sweet Home Farm and Erewhon. Additionally, the private label portfolio gained new customers and experienced double-digit growth at several of its largest customers. Volume growth more than offset a sales decline related to a price reduction, included as part of a successful customer rebid. For the six months, October through March 2014, net sales were $45.4MM, up 12.4%, versus the prior year pre-acquisition first half. We believe momentum remains positive with both identified operational and new business opportunities to pursue.
Post’s Active Nutrition Group includes Premier Nutrition, marketers of the Premier Protein and Joint Juice brands, and beginning February 1, 2014, Dymatize Enterprises, marketers of the Dymatize and Supreme brands. For the second quarter and the first half, the Active Nutrition business recorded net sales of $70.6MM and $107.8MM, respectively. The growth rates for the trailing 3-month and 6-months ending March 31, 2014, compared with the same 3- and 6-month periods last year were +8% and +13%, respectively. The Premier brand exhibited solid base business growth that was enhanced by the introduction of new Premier strawberry shake products, which received great support from top customers. This support was coupled with distribution expansion on channel appropriate items in the Food/Drug/Mass channels. With respect to Dymatize, despite demand that outpaced the category at key specialty U.S. customers, severe winter weather in numerous key markets limited consumer traffic at key Dymatize retailers depressing sales. Additionally, product supply issues are resulting in missed shipments. The causes have been identified and are being addressed with assistance from Post Holdings Center of Excellence experts. The demand planning process is being improved to better match supply and inventory with demand to enhance customer service and overall business performance. Manufacturing practices are being reconfigured to enhance product flow, reduce shrink and improve overall productivity and product quality. Active Nutrition is a key component in the transformation and growth story of Post and is being managed as a singular group within Post, with expected annualized sales to exceed

$500MM, following the closing of the PowerBar transaction. This business has attractive growth dynamics as the global Active Nutrition category is projected to grow at high single digits in the upcoming years. Dave Ritterbush has been named to lead the Active Nutrition Group. Dave is formerly CEO and President of Premier Nutrition. Dave will oversee a broad portfolio of brands addressing key consumer segments of the category with access to all channels of sales and distribution, as well as all leading product forms, bars, shakes, and powders. This is an exciting business operating at the intersection of healthier lifestyles, activities and diets aided by the ability to deliver protein and other nutrients to consumers in convenient, portable forms that taste good, while addressing the various need states that the consumer seeks be that body building, endurance, sports nutrition, or simply meal replacement.
Post’s Private Brands Group in our second quarter includes Dakota Growers for the three months and Golden Boy for two months. The combined Private Brands Group for the second quarter recorded net sales of $105.7MM. As previously guided, Dakota Growers experienced a sales decline, versus the prior year pre-acquisition quarter that actualized at 12.6%, as several key ingredient clients internalized pasta purchases. Golden Boy more than offset the Dakota declines and the Private Brands Group overall exhibited growth of 1%, versus the prior year pre-acquisition period. The integration of Dakota Growers and Golden Boy into one group is progressing smoothly. Combining these businesses will better manage the scaling of enterprises that possess similar go-to-market dynamics, management and operating opportunities, and customers while maintaining accountability at the operating unit level. Early synergies have been identified, key future contracts are being extended and new ones signed up, pasta cost reduction programs have been announced, capacity enhancing and productivity oriented capital projects are about to come on stream, and the nut butter plant network is being reconsidered to provide better geographic coverage and manufacturing capabilities. These initiatives when combined with the ongoing business are expected to provide a better than average growth outlook with margin improvements as the Private Brands Group looks to reverse and offset the guided Dakota declines setting up an improving business outlook for FY15.
The Michael Foods acquisition will be our largest transaction to date. It continues Post’s strategy of investing in large secular themes in the food industry. Post remains focused on expanding its business to capitalize on shifts in consumer behavior toward increased consumption of proteins and away from home eating occasions. We’ve added exposure to segments in consumer packaged goods, all with expected higher growth rates than RTE cereal and in segments that remain fragmented and present consolidation opportunities.
Finally, the transformation from under $1B to a projected $4B in net sales has incurred some operational challenges that naturally arise with this level of activity. A summary acquisition scorecard-to-date would be as follows: 1) Attune Foods, Premier Nutrition, and Golden Boy are all meeting expectations and the promise inherent in the deals; 2) Dakota Growers required a reset and, as highlighted, is taking the steps necessary for an improved outlook that will meet expectation; and 3) Dymatize is addressing the highlighted internal business process issues that have caused near-term business results to fall short of expectation. This action should enable the Dymatize brand to fulfill consumer demand and deliver on the foundational outlook intended for this deal. Net, we very much like our acquisitions. The issues we’ve encountered are inherently fixable and are being fixed. We believe the combination of category growth dynamics, the strong management that exists in the portfolio of businesses, and the enhanced capabilities and resources that Post provides support our expectations for accelerated growth in excess of respective category growth and we expect Adjusted EBITDA growth will be in the mid single-digit range.
I’ll now turn the meeting over to Rob. Thank you.
Robert V. Vitale - Chief Financial Officer
Thanks Terry.
Good morning.
We recognize all the M&A activity in the last twelve months makes it a challenge to track the performance of the business solely from the reported consolidated results. To help, I am going to provide commentary on the quarterly reported results, but I will then follow with aggregate comparisons including acquisitions closed to date reflected as if we had owned them for the entire prior twelve months. Further, I will provide additional forward looking information which should assist in developing financial models.
To begin, I want to make clear what is included in the consolidated financial statements. In short, the financials include acquisitions from the date of acquisitions forward without adjustments to any prior period. The Post Foods segment is the legacy business and of course is fully included in comparable periods. The balance of the portfolio includes partial periods in either 2013 or 2014 or both. Acquisition dates are as follows:

•	Attune Foods - acquired on May 28, 2013, other than an immaterial acquisition in December 2012.

•	Active Nutrition - Premier Nutrition, acquired on September 1, 2013, and Dymatize Enterprises, acquired on February 1, 2014.

•	Private Brands - Dakota Growers Pasta Company, acquired on January 1, 2014, and Golden Boy Foods, acquired on February 1, 2014.
With the housekeeping out of the way, I will build through the segments, provide consolidated results and then turn to our near and longer term outlook.
Starting with Post Foods:
Post Foods reported net sales for the second quarter of $239.5 million, a decline of $5.9 million, or 2.4%.
To bridge second quarter 2014 to its prior year quarter:

1.	Volume increased 1%.

2.
Average pricing declined 4%. The decline in average pricing included an unusually high level of inventory liquidation. Higher trade spending and an unfavorable product mix compared to the year ago quarter also contributed to the decline in average net selling prices.

3.
COGS per pound decreased 2% and we expect that decrease to accelerate in the second half resulting from commodity deflation, lagged by our purchasing cycle, better absorption, and cost reductions starting to phase in during the second half.

As a result, gross profit decreased from $102.3 million to $97.6 million, with gross margin declining 90 basis points to 40.8%. SG&A declined from $53.3 million to $52.7 million. Post Foods Adjusted EBITDA was $54.4 million and $60.2 million for the second quarter 2014 and 2013, respectively.
For the six month period, Post Foods net sales were $476.4 million, a decrease of $5.9 million, or 1.2%. Adjusted EBITDA was $114.1 million and $122.3 million for the six months ended March 31, 2014 and March 31, 2013, respectively.
We expect modest commodity relief in the second half of fiscal 2014 and improved gross margins in the Post Foods segment when compared to the first half of fiscal 2014.
Moving to Attune Foods:
Net sales were $22.2 million for the quarter. Adjusted EBITDA was $3.6 million.
For the six months ended March 31, 2014, net sales, including intersegment sales, were $45.4 million. Adjusted EBITDA was $8.0 million for the six months ended March 31, 2014.
Next, Active Nutrition:
Net sales were $70.6 million for the quarter. Adjusted EBITDA was $6.7 million. This is a partial quarter for Dymatize and the seasonal low point for each business.
For the six months ended March 31, 2014, net sales were $107.8 million and Adjusted EBITDA was $12.5 million.
Finally, turning to Private Brands:
Sales were $105.7 million. Adjusted EBITDA was $13.4 million. This too is a partial period and also represents the seasonal low, particularly for the Golden Boy fruit and nut business.
At the consolidated level for the second quarter, net sales increased $189.8 million to $438.0 million. Gross profit increased $26.9 million to $129.4 million compared to the prior year, and included $34.1 million from acquisitions. Total SG&A expense increased $34.9 million to $104.8 million, and is running at 23.9% of net sales, compared to 28.2% in the prior year. SG&A from acquisitions was $21.5 million in the quarter. Second quarter 2014 SG&A included $10.5 million of acquisition related transaction expenses for announced transactions, all of which is added back for the Adjusted EBITDA calculation. Adjusted EBITDA was $63.5 million, up $12.5 million compared to the prior year, but included $23.7 million from acquisitions.
Consolidated interest expense was $37.3 million for the second quarter, up $21.6 million from last year’s second quarter. The increase resulted from the issuance of $350.0 million and $525.0 million in aggregate principal amount of senior notes in July 2013 and November 2013, respectively. Additionally, we issued $350.0 million in aggregate principal amount of senior notes in March 2014.
Starting this quarter, we now report foreign currency gains and losses separately from SG&A. Accordingly, SG&A for prior periods has been adjusted to align with fiscal 2014 presentation. Losses on foreign currency were $11.9 million for the second quarter compared to $0.2 million in the prior year quarter. The foreign currency loss reflects the accumulation of Canadian currency between the announcement and completion of the Golden Boy acquisition. As a result, it is economically offset by the decrease in the Golden Boy transaction price as reflected in US dollars.
Pre tax loss for the quarter was $37.6 million and resulted in an income tax benefit of ($19.3) million. This compares to an expense of $2.2 million in the second quarter of fiscal 2013. The effective income tax rate was 51.3% compared to 30.1% last year. The elevated effective income tax rate is a function of our estimated range of earnings, or loss, before income taxes for fiscal 2014 excluding the impact of pending acquisitions. Small variations in earnings, or loss, before income taxes and permanent differences are anticipated to have a magnified impact on the effective income tax rate for fiscal year 2014. The effective tax rate is expected to stabilize and to be approximately 32%-35% in fiscal year 2015.
The second quarter net loss was ($22.6) million, or ($0.67) per share. On an Adjusted basis, the net loss was ($7.2) million, or ($0.21) per share. Weighted-average diluted common shares increased from 32.9 million to 33.6 million quarter over quarter. The increase resulted from an additional 5.75 million shares of common stock included in the second quarter weighted-average from the issue date of March 18, 2014.
Moving to our six months consolidated operating results:
For the six months ended March 31, 2014, net sales were $735.0 million, an increase of $249.9 million.
Gross profit increased $35.7 million to $243.9 million. SG&A expense increased $44.1 million to $186.2 million compared to the prior year and was 25.3% of net sales. SG&A from acquisitions was $29.6 million. SG&A included $14.9 million of acquisition related transaction expenses for announced and unsigned transactions, $13.9 million of which was related to announced transactions and is added back for the Adjusted EBITDA calculation. Adjusted EBITDA was $119.4 million, up $15.9 million compared to the prior year period, and included $33.9 million from acquisitions.
For the six months ended March 31, 2014, the net interest expense was $66.3 million, compared to $40.8 million for the six months ended March 31, 2013.
For the six months ended March 31, 2014, the income tax benefit was ($20.7) million, an effective income tax rate of 50.0%, compared to an expense of $5.7 million and an effective income tax rate of 31.0% for the six months ended March 31, 2013.
The net loss was ($27.6) million, or ($0.83) per share. Adjusted net loss was ($7.3) million, or ($0.22) per diluted common share.
Turning to updates on acquisitions and financing:
On February 3, 2014, we announced we have agreed to acquire the PowerBar and Musashi brands and related worldwide assets from Nestle. The transaction, initially expected to be completed in our fiscal third quarter, is now expected to close in our fiscal first quarter of 2015, subject to various closing conditions.
On April 17, 2014, we announced we have agreed to acquire Michael Foods, a leading producer of value-added food products and service solutions to customers across the foodservice, retail and food ingredient channels. The acquisition is expected to be completed in the second calendar quarter of 2014, our fiscal third quarter, subject to various closing conditions. Under the terms of the agreement, Post will acquire Michael Foods for $2.45 billion on a cash-free, debt-free basis, subject to working capital and other adjustments plus a $50 million payment on the first anniversary of the closing date.

Concurrent with the signing of the agreement, we obtained financing commitments under which various lenders have committed to provide up to $1.765 billion in credit facilities, including a committed bridge loan of up to $340 million. Committed facilities, together with cash on hand, are sufficient to fund the purchase price. We currently expect to replace a portion of the committed financing with approximately $635 million of new term loan borrowings with the remainder of the financing consisting of approximately $500 million of newly-issued common and/or equity-linked securities and approximately $630 million of newly-issued senior unsecured debt securities. The final structure and terms of the acquisition financing will be subject to market and other conditions, and may be materially different than current expectations. We expect the marginal cost of debt on this financing to be less than the average cost of borrowing prior to giving effect to the new debt. Finally, we have sought and obtained an increase in our revolving line of credit from $300 million to $400 million, subject to the completion of the Michael Foods acquisition and certain other conditions.
Going back to my opening comments, I want to provide context to help you model. We believe the best way to look at the aggregate business is to consider it on a trailing twelve months basis giving effect to the acquisitions completed to date as if they had been owned by Post for the full twelve months. This information is included in our earnings release. For the twelve month period ended March 31, 2014, Pro Forma Adjusted EBITDA would have been $321 million, down $25 million from the twelve month period ended December 31, 2013. The following items were the key drivers of the Adjusted EBITDA decline from the quarter ended March 31, 2013 to the quarter ended March 31, 2014 on a Pro Forma basis.

•
Dakota Growers Adjusted EBITDA declined approximately $5.0 million. Dakota remains in line with both revised expectations and our timetable for returning to the previously estimated range of annual Adjusted EBITDA to be between $42 and $46 million in 2015.

•	Corporate expenses increased approximately $7.0 million to support the larger company footprint, M&A activity and IT projects.

•	Post Foods continued to see softness in the ready-to-eat cereal category in the second quarter and declined approximately $6.0 million.

•
Results for Dymatize in the second quarter declined from prior year resulting from the operating issues Terry mentioned. The twelve month run rate was also affected by final audit and working capital adjustments of approximately $3.4 million that related to periods prior to Post’s ownership.

Last, regarding near and longer term outlook:
Recognizing the complexity of trying to translate so many disparate pieces into a “run rate”, we further want to provide the following information to assist you in modeling purposes.
Pro Forma LTM Adjusted EBITDA as of March 31, 2014 for Post - giving effect to the full twelve months of each completed acquisition to date - would have been $321.2 million. We expect the same measure of Adjusted EBITDA for the twelve months ended September 30, 2014 to be between $320 million and $340 million.
Michael Foods has LTM Adjusted EBITDA as of March 29, 2014 of $238.8 million, which does not give effect to Michael Foods’ acquisition of Primera Foods Corporation for periods prior to the date that the Primera acquisition was completed, which was June 2013. We expect Michael Foods to end calendar 2014 with Adjusted EBITDA of between $255 million and $270 million, prior to giving effect to synergies.
We estimate there will be $10 million in scale related synergies from the combination of Post and Michael Foods in fiscal year 2015. The synergies result from improved commodity purchasing as well as indirect purchasing and professional services.
The second phase of Post’s previously announced Modesto, California facility closure is expected to be completed by September 2014, with the total net pretax annual cash savings of approximately $14 million expected to be fully phased in by fiscal year 2015.
Ongoing annual capital spending beyond 2014 for the combined Post and Michael Foods is expected to be approximately $80 million to $90 million.
However for Post in fiscal 2014, excluding the pending PowerBar and Michael Foods acquisitions, we have raised our capital expenditures guidance to be between $90 million and $100 million, from the prior estimate of between $75 million and $85 million. This increase results from the purchase of assets of Sunland, Inc. which was accounted for as a capital expenditure in the period in which the transaction occurred. We break the capital expenditure guidance down as follows: $26 million related to the Sunland assets; $20 million related to the closure of our Modesto facility and the remaining balance for ongoing capital spending.
Last, the effective tax rate is expected to stabilize and be approximately 32%-35% in fiscal year 2015.
I am hopeful that this information will assist you in developing your models of free cash flow. As Terry mentioned, we believe we have a portfolio of assets that will grow Adjusted EBITDA and will generate attractive free cash flow for debt reduction or to fund growth.
Thank you for listening to our call today and we look forward to updating you again next quarter.
Operator
Thank you for participating in the Post Holdings second quarter 2014 earnings conference call. You may now disconnect.